    As filed with the Securities and Exchange Commission on July 31, 2002.

                                                     Registration No. 333-87782
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------


                                AMENDMENT NO. 2

                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      HAWAIIAN ELECTRIC INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

                          Hawaii                   99-0208097
               (State or other jurisdiction     (I.R.S. Employer
             of incorporation or organization) Identification No.)

          900 Richards Street, Honolulu, Hawaii 96813 (808) 543-5662 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               ROBERT F. MOUGEOT
         Financial Vice President, Treasurer & Chief Financial Officer
                      Hawaiian Electric Industries, Inc.
          900 Richards Street, Honolulu, Hawaii 96813 (808) 543-5641
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

                  DAVID J. REBER, ESQ.        JEFFREY J. DELANEY, ESQ.
         Goodsill Anderson Quinn & Stifel LLP  Pillsbury Winthrop LLP
                  1099 Alakea Street           One Battery Park Plaza
                  Honolulu, HI 96813             New York, NY 10004
                    (808) 547-5600                  (212) 858-1000

                               ----------------

      Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [_] ______
      If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Preliminary Prospectus dated July 31, 2002


PROSPECTUS
                                     [LOGO]

                                 $300,000,000

                      Hawaiian Electric Industries, Inc.
                          Medium-Term Notes, Series D
               Due from 9 Months to 30 Years from Date of Issue

                               ----------------

      Hawaiian Electric Industries, Inc., or HEI, may offer from time to time up to $300,000,000 aggregate principal amount of its Medium-Term Notes, Series D, which we refer to in this prospectus as the "Notes". Each Note will be denominated in U.S. dollars and will include the following terms, unless different terms are described in the applicable pricing supplement:

.. A stated maturity date from 9 months to 30 years   . Interest at fixed or floating rates, or no interest at
  from date of issue                                   all. The floating interest rate may be based on one
.. Interest payments on fixed rate Notes on each        or more of the following indices plus or minus a
  February 10 and August 10                            spread and/or multiplied by a spread multiplier:
.. Interest payments on floating rate Notes on a           . CD rate
  monthly, quarterly, semiannual or annual basis          . Commercial paper rate
.. Minimum denominations of $1,000 and integral            . Federal funds rate
  multiples of $1,000                                     . LIBOR
.. Redemption and/or repayment provisions, whether         . Prime rate
  mandatory, at HEI's option, at the option of the        . Treasury rate
  holders or none at all                                  . Such other interest basis or interest rate
.. Book-entry (through The Depository Trust Company)         formula as may be specified in the
  or certificated form                                      applicable pricing supplement

      HEI will specify final terms for each Note in the applicable pricing supplement, which may be different from the terms described in this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      See "Risk Factors" beginning on page 1 for a discussion of certain factors you should consider before investing in the Notes.

      HEI may sell the Notes to the Agents as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on HEI's behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of the principal amount. If HEI sells all of the Notes, HEI expects to receive proceeds of between $297,750,000 and $299,625,000 after paying the Agents' discounts and commissions of between $375,000 and $2,250,000 and before deducting expenses payable by HEI. HEI may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).

      The address of HEI's principal executive offices is 900 Richards Street, Honolulu, Hawaii 96813 and its telephone number is (808) 543-5662.
                               ----------------
Merrill Lynch & Co.

         Goldman, Sachs & Co.

                    Robert W. Baird & Co.

                               Janney Montgomery Scott LLC

                                                U.S. Bancorp Piper Jaffray Inc.

               The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Risk Factors...............................................................    1
Selected Consolidated Financial Information................................   10
The Company................................................................   11
Use of Proceeds............................................................   11
Ratio of Earnings to Fixed Charges.........................................   12
Where You Can Find More Information........................................   12
Forward-Looking Statements.................................................   13
Description of the Notes...................................................   14
United States Federal Income Tax Consequences..............................   35
Plan of Distribution.......................................................   40
Validity of Notes..........................................................   41
Experts....................................................................   41

                                 RISK FACTORS

      You should carefully consider the risk factors described below, as well as the other information contained or incorporated by reference in this prospectus, before purchasing Notes.

                    Holding Company and Company-Wide Risks


HEI is a holding company that derives substantially all of its income from its operating subsidiaries and depends on the ability of those subsidiaries to pay dividends or make other distributions to HEI and on its own ability to raise capital



      HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, HEI's cash flows and consequent ability to service its obligations, including the Notes, are dependent upon its receipt of dividends or other distributions from its operating subsidiaries and its ability to issue common stock or other equity securities and to incur additional debt. The ability of HEI's subsidiaries to pay dividends or make other distributions to HEI is, in turn, subject to the risks associated with those subsidiaries and their operations.


      The ability of certain of HEI's subsidiaries to pay dividends or make other distributions to HEI is subject to contractual and regulatory restrictions, including:

      . the provisions of an HEI agreement with the Hawaii Public Utilities Commission, or PUC, which could limit the ability of HEI's principal electric public utility subsidiary (Hawaiian Electric Company, Inc., or HECO) to pay dividends to HEI;


      . the provisions of an HEI agreement entered into with federal bank regulators in connection with its acquisition of its bank subsidiary, American Savings Bank, F.S.B., or ASB, which require HEI to contribute additional capital to ASB (up to a maximum amount at June 30, 2002 of an additional $28.3 million) in order to maintain ASB's regulatory capital at a level of at least 6% of ASB's total liabilities, or at such greater amount as may be required from time to time by regulation;



      . the minimum capital and capital distribution regulations of the Office of Thrift Supervision, or OTS, that are applicable to ASB; and



      . the provisions of preferred stock resolutions and debt instruments of HEI's subsidiaries.



HEI is subject to risks associated with the Hawaii economy, volatile U.S. capital markets and changes in the interest rate environment that could result in declines in electric utility kilowatthour sales, higher delinquencies in ASB's loan portfolio or restrictions on the ability of HEI or its subsidiaries to borrow money


      Because the core businesses of HEI's subsidiaries are providing local electric public utility services (through HECO and its subsidiaries) and banking services (through ASB and its subsidiaries) in Hawaii, HEI's operating results are significantly influenced by Hawaii's economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism, which comprises approximately 25% of Hawaii's economy.

      A decline in the Hawaii economy, or the U.S. or Asian economies, could lead to a decline in the kilowatthour sales and an increase in uncollected billings of HECO and its subsidiaries, higher delinquencies in ASB's loan portfolio and other adverse effects on HEI's businesses.

      Changes in the U.S. capital markets can also have significant effects on HEI. For example:


      . Volatility in U.S. capital markets or higher delinquencies in the assets underlying the $2.8 billion of mortgage/asset-backed securities held by ASB or the $12.4 million of income notes held by HEI as of June 30, 2002 may significantly decrease their fair values with resulting reductions in HEI's net income in future periods.

      . HEI's pension income or expense is affected by the market performance of the assets in the master pension trust maintained for the pension plans for employees of HEI and its subsidiaries, and by the discount rate used to determine the service and interest cost components of HEI's net periodic pension cost (returns).


      After the September 11, 2001 terrorist attacks on the U.S., the ongoing war on terrorism by the U.S. and the recent bankruptcies or reported financial difficulties of several major U.S. companies, conditions in the financial markets have become increasingly volatile and uncertain, even for financially healthy companies. These events and related future events could constrain the availability of capital to HEI's electric utility subsidiaries, which are capital intensive. HEI periodically issues common stock and long-term debt to meet its financing requirements (including the refinancing of short-term and long-term debt as it becomes due). If the ability of HEI and its subsidiaries to access capital becomes significantly constrained, HEI's interest costs could increase substantially and, under extreme circumstances, HEI could default on its debt obligations, including the Notes.



      If Standard & Poor's or Moody's Investors Service were to downgrade HEI's or HECO's long-term debt ratings, their ability to borrow (including through HEI's sale of Notes) could be constrained and their future borrowing costs would likely increase with resulting reductions in HEI's net income in future periods. Further, if HEI's or HECO's ratings were to be downgraded, HEI and HECO might not be able to sell commercial paper or Notes under current market conditions and might be required to draw on more expensive bank lines of credit or to defer capital or other expenditures.


      Because the earnings of ASB depend primarily on net interest income, interest rate risk is a significant risk of ASB's operations. HEI and its electric utility subsidiaries are also exposed to interest rate risk primarily due to their periodic borrowing requirements. Interest rates are sensitive to many factors, including general economic conditions and the policies of government and regulatory authorities. HEI cannot predict future changes in interest rates, nor be certain that interest rate risk management strategies it or its subsidiaries have implemented will be successful in managing interest rate risk.


HEI is subject to the risks associated with the geographic concentration of its businesses that could result in service interruptions at the electric utility subsidiaries or higher default rates on real estate loans and mortgage/asset-backed securities held by ASB


      The business of HECO and its electric utility subsidiaries is concentrated on the individual islands they serve in the State of Hawaii. The operations of HEI's electric utility subsidiaries are more vulnerable to service interruptions than are many U.S. mainland utilities because none of the systems of HECO and its subsidiaries are interconnected.

      Certain geographic regions of the U.S. may from time to time experience natural disasters or weaker regional economic conditions and housing markets and, consequently, may experience higher rates of loss and delinquency on mortgage loans. Substantially all of the real estate underlying ASB's residential and commercial real estate loans is located in Hawaii, and a substantial portion of the real estate underlying the private-issue mortgage/asset-backed securities currently owned by ASB is located in California. These assets may be subject to a greater risk of default than other comparable assets held by financial institutions with other geographic concentrations in the event of adverse economic, political or business developments or natural hazards that may affect Hawaii and California and the ability of property owners in these regions to make payments of principal and interest on the underlying mortgages.


Increasing competition and technological advances could cause HEI's businesses to lose customers or render their operations obsolete


      The banking industry in Hawaii, and certain aspects of the electric utility industry, are competitive. The success of HEI's subsidiaries in meeting competition will continue to have a direct impact on HEI's financial performance. For example:

      . ASB, which is the third largest financial institution in the state, is in direct competition for deposits and loans not only with two larger institutions that have substantial capital, technology and marketing resources, but also with smaller Hawaii institutions and other U.S. institutions, including credit unions, mutual funds, mortgage brokers, finance companies and investment banking firms. Larger financial institutions may have greater access to capital at lower costs, which could impair ASB's ability to compete effectively.


      . The generation sector of the electric utility industry is becoming increasingly competitive in Hawaii. Independent power producers, including alternate energy providers, and customer self-generation, with or without cogeneration, continue to be competitive factors. In January 2000, the PUC submitted to the Hawaii Legislature a status report on its investigation of competition, which stated that the PUC plans to proceed with an examination of the feasibility of competitive bidding and to review specific policies to encourage renewable energy resources in the power generation mix. HEI is unable to predict the ultimate outcome of the investigation and which (if any) of the proposals advanced by participants in the investigation will be implemented.


      In addition, new technological developments, such as the commercial development of fuel cells or distributed generation, or significant advances in Internet banking, may render the operations of HEI's subsidiaries less competitive or obsolete.


HEI may be subject to additional liabilities related to its discontinued operations and asset dispositions


      HEI has discontinued or sold its international power, maritime freight transportation and real estate operations in recent years, and is completing its exit from the international power business. Problems may be encountered or additional unrecorded liabilities may arise in the exit from these operations, such as if claims are asserted under indemnities provided in connection with prior dispositions of operations. The amounts that may ultimately be realized from the exit from the international power operations could differ significantly from recorded amounts. This could occur, for example, if HEI's one remaining investment in the Philippines is disposed of for less than $7.0 million or if the Internal Revenue Service does not accept HEI's treatment of the write-off of its indirect investment in East Asia Power Corporation as an ordinary loss for federal corporate income tax purposes. In addition, further losses from the discontinued international power operations may be incurred during the phase-out period if the expenses that are incurred in seeking recovery of the approximate $24 million investment previously written off in connection with the international power group's China joint venture exceed the total of any recovery ultimately achieved and the amount provided for in HEI's reserve for discontinued operations. The occurrence of any of these events could result in additional expenses and write-offs with resulting reductions in HEI's net income in future periods.



HEI's businesses could suffer losses that are uninsured due to a lack of insurance coverage or limitations on the insurance coverage HEI does have


      In the ordinary course of business, HEI and its subsidiaries purchase insurance coverages (e.g., property and liability coverages) to protect against loss of or damage to their properties and against claims made by third-parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, there is no coverage. Certain of the insurance has substantial deductibles or has limits on the maximum amounts that may be recovered. For example:


      . The electric utilities' overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have an estimated replacement cost of approximately $2 billion and are not insured against loss or damage because the amount of transmission and distribution system insurance available is limited and the premiums are cost prohibitive. Similarly, the electric utilities have no business interruption insurance as the premiums for such insurance would be cost prohibitive, particularly since the utilities are not interconnected to other systems. If a hurricane or other uninsured catastrophic natural disaster should occur, and the PUC does not allow the affected electric utility to recover from ratepayers restoration costs and revenues lost from business interruption, the lost revenues and repair expenses could result in a significant decrease in HEI's net income or in significant net losses for the affected periods.

      . ASB generally does not obtain credit enhancements such as mortgagor bankruptcy insurance or special hazard insurance for its loans, other than standard hazard insurance. Accordingly, for loans for which no third-party insurance is obtained, ASB will be subject to the risks of borrower defaults and bankruptcies and special hazard losses, such as losses from hurricanes, earthquakes or floods.

      Events like the September 11, 2001 terrorist attacks have resulted generally in a decreased availability of insurance and higher deductibles, higher premiums and more restrictive policy terms.


Increased federal and state environmental regulation will require an increasing commitment of resources and funds and could result in construction delays or penalties and fines for non-compliance


      HEI and its subsidiaries are subject to federal and state environmental laws and regulations relating to air quality, water quality, waste management, natural resources and health safety, which regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. Compliance with these legal requirements requires HECO and its subsidiaries to commit significant resources and funds toward environmental monitoring, installation of pollution control equipment and payment of emission fees. These laws and regulations, among other things, require that certain environmental permits be obtained in order to construct or operate certain facilities, and obtaining such permits can entail significant expense and cause substantial construction delays. Also, these laws and regulations may be amended from time to time, including amendments that increase the burden and expense of compliance. For example, emission and/or discharge limits may be tightened, more extensive permitting requirements may be imposed and additional substances may become regulated.

      If HEI or its subsidiaries fail to comply with environmental laws and regulations, even if caused by factors beyond their control, that failure may result in civil or criminal penalties and fines. For example:


      . HECO is a named party in the Honolulu Harbor environmental investigation, which is an ongoing investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. In addition, an HEI subsidiary and a former HEI subsidiary operated tug and barge businesses and are named parties in the Honolulu Harbor investigation. In connection with the 1999 sale of the former subsidiary, HEI agreed to indemnify the purchaser for specified costs attributed to that former subsidiary related to the Honolulu Harbor environmental investigation.


      . If ASB is forced to foreclose on a defaulted mortgage loan, conditions with the underlying real property may cause ASB to be subject to environmental liabilities exceeding the value of the property.




Adverse tax rulings could result in significant increases in tax payments by HEI and a resulting reduction in HEI's net income in future periods.



      Governmental taxing authorities could challenge a tax return position taken by HEI or its subsidiaries and, if the taxing authorities prevail, HEI's tax payments, including applicable penalties and interest, could increase significantly. For example, adverse tax consequences would result if:



      . ASB Realty Corporation, a subsidiary of ASB, failed to qualify as a REIT, which would result in it becoming subject to significant income tax liabilities because the dividends paid to ASB of substantially all of ASB Realty Corporation's income since its inception would not be deductible; or



      . ASB does not prevail in its position, for State of Hawaii tax purposes, that it is entitled to a dividends received deduction on dividends paid to it by ASB Realty Corporation, which deduction has reduced recorded Hawaii bank franchise taxes, net of federal income taxes, by approximately $12.3 million for the period 1998 through 2001.

HEI could be subject to the risk of uninsured losses in excess of its accruals for litigation matters


      Certain of HEI's subsidiaries are involved in routine litigation in the ordinary course of their businesses, most of which is covered by insurance (subject to policy limits and deductibles). However, other litigation may arise that is not routine or involves claims that may not be covered by insurance. For example:

      . HECO and HEI are defendants in a suit, brought as a purported qui tam and class action, which claims that the State of Hawaii and HECO's other customers have been overcharged for electricity as a result of allegedly excessive prices charged under a power purchase agreement between defendants HECO and AES Hawaii, Inc. The complaint asserts that HECO's payments to AES Hawaii, Inc. for power have been "excessive" by over $1 billion since September 1992, and that approval of the power purchase agreement by the PUC in 1989 was wrongfully obtained through alleged misrepresentations or material omissions by the defendants of the estimated future costs under the power purchase agreement compared to the costs that would have been incurred had HECO-owned units been constructed instead.

      . ASB has filed a lawsuit against the broker through whom three issues of trust certificates were purchased to require the broker to buy them back from ASB and to seek recovery of any losses ASB may incur as a result of its purchase of the trust certificates. The trust certificates had been found by the Office of Thrift Supervision, or OTS, to be impermissible investments for ASB. In 2002, the broker filed a counterclaim alleging misrepresentation and fraud by ASB.

      Because of the uncertainties associated with litigation, there is a risk that litigation against HEI and its subsidiaries, even if vigorously defended, could result in costs of defense and judgment or settlement amounts not covered by insurance and in excess of reserves established in HEI's financial statements.


Changes in accounting principles and estimates could affect the reported amounts of HEI's assets and liabilities or revenues and expenses


      HEI's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Changes in these principles from time to time could materially affect HEI's results of operations. Further, in preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change include the amounts reported for investment securities, allowance for loan losses, regulatory assets, pension and other post-retirement benefit obligations, reserves for discontinued operations, current and deferred taxes, contingencies and litigation.


      HECO and its subsidiaries' financial statements reflect assets and costs based on cost-based rate-making regulations. Continued accounting in this manner requires that certain criteria relating to the recoverability of such costs through rates be met. If events or circumstances should change so that the criteria are no longer satisfied, the regulatory assets of the electric utilities (amounting to $108.2 million as of June 30, 2002) may need to be charged to expense.



Holders of the Notes are subject to the risks associated with other HEI indebtedness, including the risk of cross-default



      The Notes will be unsecured obligations of HEI and will rank equally with all other unsecured and unsubordinated indebtedness of HEI, including other debt securities issued under the Indenture. As of June 30, 2002, the amount of HEI's total unsecured and unsubordinated indebtedness with which the Notes would have ranked equally was $401 million, all of which consisted of other series of notes issued under the Indenture.

      Under the Indenture, a failure by HEI to pay when due (after the expiration of any applicable grace period) any portion of the principal due on indebtedness in excess of $5,000,000, or an acceleration of such indebtedness upon another event of default, could constitute a cross-default and permit the holders of the Notes and all other series of debt securities outstanding under the Indenture to accelerate the maturity of the debt. HEI cannot be certain that it will have sufficient working capital or access to external sources of financing to satisfy in full and without delay its existing and future debt obligations, including the Notes, in the event of an acceleration of other indebtedness ranking equally with the Notes.


                            ELECTRIC UTILITY RISKS

HEI's electric utility operations are significantly influenced by weather conditions

      HECO and its subsidiaries' results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity. In addition, severe weather can be destructive, causing outages, property damage and requiring HECO and its subsidiaries to incur additional expenses.

HEI's electric utility operations depend heavily on third party suppliers of fuel oil and purchased power


      The electric utilities rely on fuel oil suppliers and shippers and independent power producers to deliver fuel oil and power, respectively, in accordance with contractual agreements. Approximately 75% of the net energy expected to be generated or purchased by HECO and its subsidiaries in 2002 will be generated from the burning of oil, and purchases of power by HECO and its subsidiaries provided about 39% of their total net energy generated and purchased in 2001. Failure or delay by oil suppliers and shippers to provide fuel pursuant to existing contracts, or failure by a major independent power producer to deliver the firm capacity anticipated in its power purchase agreement, could disrupt the ability of the electric utilities to deliver electricity and require them to incur additional expenses to meet the needs of their customers. In addition, as these contractual agreements end, the electric utilities may not be able to purchase fuel and power on terms equivalent to the current contractual agreements.



Actions of the PUC are largely outside the control of HECO and its subsidiaries and could result in rate reductions or unanticipated delay or expense in connection with the construction of new projects


      The rates that HECO and its subsidiaries are allowed to charge for its services are one of the most important items influencing HEI's financial position, results of operations and liquidity. The PUC has broad discretion over the rates that the electric utilities charge their customers. Any adverse decision by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other regulatory matters, or any prolonged delay in rendering a decision in a rate or other proceeding, could have a material adverse effect on HEI's financial condition, results of operations and liquidity. After not initiating a rate case for several years, HECO committed to the PUC in 2001 that it would commence a rate case within the following three years.


      Many public utility projects require PUC approval and various permits (e.g., environmental and land use permits) from other governmental agencies. Difficulties in obtaining, or the inability to obtain, the necessary approvals or permits, any adverse decision or policy made or adopted, or any prolonged delay in rendering a decision by an agency can result in significantly increased project costs or even cancellation of projects. If a project does not proceed, or if the PUC disallows cost recovery for the project, the project costs may need to be written off in amounts that could result in significant reductions in HEI's net income. Two major capital improvement projects have encountered substantial opposition. The Keahole power plant project, which has been seriously delayed, involves plans of Hawaii Electric Light Company, Inc., or HELCO, to install combustion turbines and a heat steam recovery generator, then to convert the units to a dual-train combined cycle unit at its Keahole plant on the island of Hawaii. The Kamoku-Pukele transmission line project involves HECO's plans to construct a transmission line from its Kamoku substation to Pukele substation on the island of Oahu. As of

June 30, 2002, HELCO's costs incurred in its efforts to put the combustion turbines into service and to support existing units amounted to approximately $75 million and HECO's accumulated costs related to the transmission line project amounted to approximately $16 million.



HECO's electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs


      Operation of electric generating facilities involves certain risks which can adversely affect energy output and efficiency levels. Included among these risks are increased prices for fuel and fuel transportation as existing contracts expire (particularly if the PUC were to no longer permit the electric utilities to pass such price increases through to customers through their energy cost adjustment clauses), facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply, labor disputes, inability to comply with regulatory or permit requirements, disruptions in delivery of electricity, operator error and catastrophic events such as fires, explosions, floods or other similar occurrences affecting the electric generating facilities of HEI's subsidiaries.


HEI's electric utilities may be adversely affected by new legislation


      Congress and the Hawaii Legislature periodically consider legislation that could have positive or negative effects on HEI's electric utilities and their customers. For example, Congress is still considering an energy plan that could increase the domestic supply of oil as well as increase support for energy conservation programs and mandate the use of renewables by utilities. The 2002 Hawaii Legislature considered measures that would undertake a comprehensive audit of the state's electric utility regulatory policies, energy policies and support for reducing Hawaii's dependence on imported petroleum for electrical generation. HEI cannot predict the likelihood that such measures will be enacted into law or their potential effect on the electric utilities.

                                  BANK RISKS


Fluctuations in interest rates could result in lower net interest income, impair ASB's ability to originate new loans or impair the ability of ASB's floating-rate borrowers to make increased payments


      Interest rate risk is a significant risk of ASB's operations. ASB's net interest income consists primarily of interest income received on fixed-rate and adjustable-rate loans, mortgage/asset-backed securities and investments and interest expense consisting primarily of interest paid on deposits and borrowings. Although the Bank pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, interest rate risk arises when an interest-earning asset matures or when its interest rate changes in a time frame different from that of the supporting interest-bearing liability. Changes in market interest rates, including changes in the relationship between short-term and long-term market interest rates or between different interest rate indices, can impact ASB's interest rate spread, that is, the difference between the interest rates it charges on interest-earning assets, such as loans, and the interest rates it pays on interest-bearing liabilities, such as deposits. Unfavorable movements in interest rates could result in lower net interest income.

      Significant increases in market interest rates, or the perception that an increase may occur, could adversely affect ASB's ability to originate new loans, attract low-costing core deposits and grow. An increase in market interest rates could also adversely affect the ability of ASB's floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and charge-offs. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of loans and mortgage/asset-backed securities and impact the Bank's ability to reinvest its liquidity in similar yielding assets.


ASB's operations are affected by many disparate factors beyond its control that could result in lower net interest income or decreased demand for its products and services


      ASB's results of operations depend primarily on the level of net interest income generated by ASB's interest-earning assets and interest-bearing liabilities and the supply of and demand for its products and services

(i.e., loans and deposits). ASB's net income may also be adversely affected by various other factors, many of which are beyond the control of ASB, such as:





      . local and other economic and political conditions that could result in declines in employment and real estate values, which in turn could adversely affect the ability of borrowers to make mortgage payments and the ability of ASB to recover the full amounts owing to it under defaulted loans;



      . the ability of borrowers to obtain insurance and the ability of ASB to place insurance where borrowers fail to do so, particularly in the event of catastrophic damage to collateral securing loans made by ASB; and



      . increases in operating costs, due to inflation and other factors, that exceed increases in ASB's net interest income.



Banking and related regulations could result in significant restrictions being imposed on ASB's business


      ASB is subject to examination and comprehensive regulation by the Department of Treasury, the OTS and the Federal Deposit Insurance Corporation, and is subject to reserve requirements established by the Board of Governors of the Federal Reserve System. By reason of the regulation of its subsidiary, ASB Realty Corporation, ASB is also subject to regulation by the Hawaii Commissioner of Financial Institutions. Regulation by these agencies focuses mostly on the adequacy of ASB's capital, maintaining ASB's status as a "qualified thrift lender", or a QTL, and the results of periodic "safety and soundness" examinations conducted by the OTS. Because ASB and ASB Realty Corporation are indirect subsidiaries of HEI, federal and State of Hawaii regulatory authorities have the right to examine HEI and its respective activities.

      Under certain circumstances, including any determination that ASB's relationship with HEI results in an unsafe and unsound banking practice, these regulatory authorities have the authority to restrict the ability of ASB to transfer assets and to make distributions to its stockholders (including payment of dividends to HEI), or they could seek to require HEI to sever its relationship with or divest its ownership of ASB. Payment by ASB of dividends to HEI may also be restricted by the OTS under its prompt corrective action regulations or its capital distribution regulations if ASB's capital position deteriorates. In order to maintain its status as a QTL, ASB is required to maintain at least 65% of its assets in "qualified thrift investments," which include housing-related loans as well as certain small business loans, education loans, loans made through credit card accounts and a basket (not exceeding 20% of total assets) of other consumer loans and other assets. Savings associations that fail to maintain QTL status are subject to various penalties, including limitations on their activities. In ASB's case, the activities of HEI and HEI's other subsidiaries would also be subject to restrictions, and a failure or inability to comply with those restrictions could effectively result in the required divestiture of ASB.


ASB's strategy to expand its business and commercial lending activities may result in greater credit risk than residential lending activities due to the unique characteristics of these markets


      While business and commercial lending are a small part of ASB's loan portfolio, ASB has a strategy to expand these lines of business. These types of loans generally present greater credit risks than traditional residential mortgages.

      Generally, both business and commercial real estate loans have shorter terms to maturity and earn higher rates than residential mortgage loans. Only the assets of the business typically secure business loans. In such cases, upon default, any collateral repossessed may not be sufficient to repay the outstanding loan balance. In addition, loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be affected by current economic conditions and adverse business developments.

      Commercial real estate properties tend to be unique and are more difficult to value than residential real estate properties. Commercial real estate loans may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due at maturity. In addition, commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than noncommercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of bankruptcy laws, which could result in termination of such tenant's lease.

      In addition to the inherent risk in business and commercial real estate lending described above, the expansion of these new lines of business present execution risks including the ability of ASB to attract personnel experienced in underwriting such loans and the ability of ASB to appropriately evaluate credit risk associated with such loans in determining the adequacy of the allowance for loan losses.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


                   (In thousands, except per share amounts)



      The following selected consolidated financial information of HEI for the years ended December 31, 2001, 2000 and 1999 has been derived from the consolidated financial statements of HEI and the notes thereto, which consolidated financial statements have been audited by KPMG LLP, independent accountants, and are incorporated by reference in this prospectus. The following selected consolidated financial information of HEI for the six months ended June 30, 2002 and 2001 has been derived from the unaudited consolidated financial statements of HEI and the notes thereto incorporated by reference in this prospectus. In the opinion of HEI's management, the unaudited financial statements of HEI include all adjustments necessary for a fair presentation of the results for such periods. The selected consolidated financial information for all periods presented has been adjusted and restated to reflect the operations and assets of the international power segment as a discontinued operation. The financial information under "Transitional disclosures" shows the adjustments necessary to make the financial information for all periods prior to January 1, 2002 comparable to all 2002 periods by reason of the change in accounting treatment of goodwill that became effective on January 1, 2002. The results of operations for any interim periods are not necessarily indicative of the results for the entire year, and the results for an entire year are not necessarily indicative of results for future years. The following selected consolidated financial information of HEI, and the other financial information of HEI in this prospectus, are qualified in their entirety by, and should be read in conjunction with, the financial statements and the other information about HEI included elsewhere in this prospectus and in the incorporated documents.



                                                      Six months ended
                                                          June 30,           Years ended December 31,
                                                     -----------------  ----------------------------------
                                                       2002     2001       2001        2000        1999
                                                     -------- --------  ----------  ----------  ----------
Income statement data
  Revenues.......................................... $786,438 $860,676  $1,727,277  $1,732,311  $1,518,826
  Operating income..................................  133,354  129,634     256,173     257,533     238,602
  Net income (loss).................................
   Continuing operations............................   57,903   53,876     107,746     109,336      96,426
   Discontinued operations (1)......................       --     (543)    (24,041)    (63,592)        421
                                                     -------- --------  ----------  ----------  ----------
                                                     $ 57,903 $ 53,333  $   83,705  $   45,744  $   96,847
                                                     ======== ========  ==========  ==========  ==========
Basic earnings (loss) per share
  Continuing operations............................. $   1.61 $   1.62  $     3.19  $     3.36  $     3.00
  Discontinued operations...........................       --    (0.02)      (0.71)      (1.95)       0.01
                                                     -------- --------  ----------  ----------  ----------
                                                     $   1.61 $   1.60  $     2.48  $     1.41  $     3.01
                                                     ======== ========  ==========  ==========  ==========
Diluted earnings (loss) per share
  Continuing operations............................. $   1.60 $   1.61  $     3.18  $     3.35  $     2.99
  Discontinued operations...........................       --    (0.02)      (0.71)      (1.95)       0.01
                                                     -------- --------  ----------  ----------  ----------
                                                     $   1.60 $   1.59  $     2.47  $     1.40  $     3.00
                                                     ======== ========  ==========  ==========  ==========
Dividends per common share.......................... $   1.24 $   1.24  $     2.48  $     2.48  $     2.48
Weighted-average number of common shares outstanding   36,005   33,321      33,754      32,545      32,188
Adjusted weighted-average shares....................   36,203   33,477      33,942      32,687      32,291

Transitional disclosures (2)
Consolidated
Reported net income................................. $ 57,903 $ 53,333  $   83,705  $   45,744  $   96,847
Goodwill amortization, net of tax benefits..........       --    1,916       3,845       3,816       3,834
                                                     -------- --------  ----------  ----------  ----------
Adjusted net income................................. $ 57,903 $ 55,249  $   87,550  $   49,560  $  100,681
                                                     ======== ========  ==========  ==========  ==========
Reported basic earnings per common share............ $   1.61 $   1.60  $     2.48  $     1.41  $     3.01
Goodwill amortization, net of tax benefits..........       --     0.06        0.11        0.12        0.12
                                                     -------- --------  ----------  ----------  ----------
Adjusted basic earnings per common share............ $   1.61 $   1.66  $     2.59  $     1.53  $     3.13
                                                     ======== ========  ==========  ==========  ==========
Adjusted diluted earnings per common share.......... $   1.60 $   1.65  $     2.58  $     1.52  $     3.12
                                                     ======== ========  ==========  ==========  ==========
Bank
Reported net income................................. $ 28,163 $ 22,082  $   48,531  $   40,630  $   35,412
Goodwill amortization, net of tax benefits..........       --    1,916       3,845       3,816       3,834
                                                     -------- --------  ----------  ----------  ----------
Adjusted net income................................. $ 28,163 $ 23,998  $   52,376  $   44,446  $   39,246
                                                     ======== ========  ==========  ==========  ==========

--------

(1)In 2000, HEI incurred losses and write-offs totaling $75.7 million pretax ($36.8 million after tax) relating to the international power group's investment in the electric generation business in the Philippines. In the third quarter of 2001, HEI adopted a formal plan to discontinue the remaining international power operations and incurred losses and write-offs totaling $36 million pretax ($23 million after tax).


(2)HEI adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. HEI's $83.2 million of goodwill is in the bank segment and was tested for impairment as of January 1, 2002 and will be tested for impairment annually in the third quarter. As of January 1, 2002, there was no impairment of goodwill. The fair value of the bank was estimated using a valuation method based on a market approach, which takes into consideration market values of comparable publicly traded companies and recent transactions of companies in the industry. Application of the provisions of SFAS No. 142 has affected the comparability of current period results of operations with prior periods because the goodwill in the bank segment is no longer being amortized over a 25 year period. Thus, the "Transitional disclosures" present net income and earnings per common share "adjusted" as shown.

                                  THE COMPANY

      HEI was incorporated in 1981 under the laws of the State of Hawaii and is a holding company whose principal subsidiaries engage in the electric public utility and bank businesses in the State of Hawaii. HEI's predecessor, HECO, was incorporated in 1891 under the laws of the Kingdom of Hawaii (now the State of Hawaii). As a result of a 1983 corporate reorganization, HECO became an HEI subsidiary and the common shareholders of HECO became common shareholders of HEI. By virtue of its ownership of utility subsidiaries, HEI is a holding company under the Public Utility Holding Company Act of 1935, but claims exemption from all provisions thereof, except Section 9(a)(2), through the required annual filing of a report on SEC Form U-3A-2. HEI's executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813, and its telephone number is (808) 543-5662.

      HECO is a regulated electric public utility company engaged in the production, purchase, transmission, distribution and sale of electric energy on the island of Oahu, in the State of Hawaii. HECO's subsidiaries, Hawaii Electric Light Company, Inc., or HELCO, incorporated on December 5, 1894, and Maui Electric Company, Limited, or MECO, incorporated on April 28, 1921, are also regulated electric public utilities, and provide electric service on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries serve approximately 400,000 customers in a service area of approximately 5,766 square miles.


      HEI's other principal subsidiary is ASB, with branches throughout the State of Hawaii. ASB, acquired in 1988, is a federally chartered savings bank with 71 branches as of June 30, 2002, providing a wide range of banking services to individual and corporate customers within Hawaii. As of June 30, 2002, ASB was the third largest financial institution in Hawaii based on total assets of $6.2 billion and deposits of $3.7 billion.



      HEI's subsidiary, HEI Power Corp., or HEIPC, was formed in 1995 to pursue independent power and integrated energy service projects in Asia and the Pacific through direct and indirect subsidiaries formed in connection with those projects, known as the HEIPC Group. In October 2001, the HEI Board of Directors adopted a final plan to exit this international power business, which was reported as a discontinued operation in the third quarter of 2001. In connection with exiting the international power business, the HEIPC Group has sold a subsidiary that had repaired and operated a generating plant in Guam and has written off all of its investments in China and the Philippines except for the investment in approximately 22% of the outstanding common stock of Cagayan Electric Power Light Co., Inc., an electric distribution company in the Philippines. As of June 30, 2002, the remaining net assets of the discontinued international power operations, after writeoffs and writedowns, amounted to $7 million.


      For additional information concerning HEI's and its subsidiaries' businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings, descriptions of certain laws and regulations to which those companies are subject, and possible restrictions on the ability of certain of HEI's subsidiaries to pay dividends or make other distributions to HEI, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."


                                USE OF PROCEEDS



      HEI expects to use the net proceeds from the sale of the Notes to reduce its short-term debt, to repay other indebtedness (including refinancing previously issued Notes), to make investments in and loans to subsidiaries (principally to help finance their capital expenditure programs and their investments in subsidiaries and to retire debt) and for its working capital and general corporate purposes. The use of proceeds in connection with a particular issuance of Notes will be set forth in the applicable pricing supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

      The following tables set forth the ratio of earnings to fixed charges for HEI and its subsidiaries for the periods indicated.


                                         Years Ended December 31,
                                         ------------------------ Six Months Ended
                                         1997 1998 1999 2000 2001  June 30, 2002
                                         ---- ---- ---- ---- ---- ----------------
Ratio of Earnings to Fixed Charges,
  excluding interest on ASB deposits.... 1.91 1.88 1.83 1.76 1.82       2.03
                                         ==== ==== ==== ==== ====       ====
Ratio of Earnings to Fixed Charges,
  including interest on ASB deposits.... 1.59 1.48 1.50 1.49 1.52       1.71
                                         ==== ==== ==== ==== ====       ====


      For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent the sum of (i) pretax income from continuing operations (excluding undistributed net income or net loss from less-than-fifty-percent-owned persons) and (ii) fixed charges (excluding capitalized interest). "Fixed charges" are calculated both excluding and including interest on ASB's deposits during the applicable periods and represent the sum of (i) interest, whether capitalized or expensed, but excluding interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statements of income, (ii) amortization of debt expense and discount or premium related to any indebtedness, whether capitalized or expensed, (iii) the interest factor in rental expense, (iv) the preferred stock dividend requirements of HEI's subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirements and (v) the preferred securities distribution requirements of trust subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. HEI is subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that HEI files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as HEI) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. HEI's SEC filings, and other information with respect to HEI, may also be obtained on the Internet at HEI's web site at http://www.hei.com. This information on HEI's website is not incorporated by reference in this prospectus.


      The SEC allows HEI to "incorporate by reference" the information that it files with the SEC, which means that HEI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. Later information that HEI files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. HEI has filed with the SEC (File No. 1-8503) and incorporates by reference the following documents: (1) HEI's Annual Report on Form 10-K for the year ended December 31, 2001; (2) HEI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; (3) HEI's Current Reports on Form 8-K dated January 17, 2002, January 23, 2002, January 25, 2002, February 8, 2002, March 5, 2002, March 25, 2002, April 22, 2002, May 1, 2002, June 10, 2002, July 1,
2002, July 22, 2002 and July 25, 2002; and (4) all reports and other documents subsequently filed by HEI pursuant to Sections 13(a), 13(c), 14 or

15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all the Notes are sold.

      You may request a free copy of any of these incorporated documents by writing or telephoning HEI at the following address or telephone number:
Treasurer, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone: (808) 543-5641.

      You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement. HEI has not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HEI is not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any pricing supplement or the documents incorporated by reference is accurate only as of the date of those documents. HEI's business, financial condition, results of operations and prospects may have changed since those dates.

                          FORWARD-LOOKING STATEMENTS

      This prospectus, which includes documents incorporated by reference, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Exchange Act and the Securities Act apply to forward-looking statements made by HEI. Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects", "anticipates", "intends", "plans", "believes", "predicts", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements.

      Forward-looking statements are based on current expectations and projections about future events and are subject to risks and uncertainties about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These factors include the risks and uncertainties identified in this prospectus and in the incorporated documents. Forward-looking statements are not guarantees of future performance and the actual results that HEI achieves may differ materially. In addition, forward-looking statements speak only as of the date of the document in which they are made and, except for its ongoing obligations to disclose material information under the federal securities laws, HEI assumes no obligation to update these statements.

                           DESCRIPTION OF THE NOTES

      HEI will issue Notes under an Indenture, dated as of October 15, 1988, as supplemented by a Third Supplemental Indenture (collectively, the "Indenture"), between HEI and Citibank, N.A., as trustee (the "Trustee"). This prospectus briefly outlines some of the Indenture provisions. If you would like more information about the Indenture, you should review the Indenture as filed with the SEC. See "Where You Can Find More Information" on how to locate the Indenture and the supplements to the Indenture. You may also review the Indenture and its supplements at the Trustee's offices at 399 Park Avenue, New York, New York 10043.

      HEI provides information to you about the Notes in two separate documents. The first document is this prospectus, which provides general information concerning the Notes, some of which may not apply to a particular Note. The second document is a pricing supplement, which will provide final details about the terms of a specific Note and is filed with the SEC about the time the Note is sold. To the extent information in a pricing supplement about a specific Note you are purchasing differs from the information in this prospectus, you should rely on the specific information in the pricing supplement. This prospectus describes some, but not all, of the terms of the Notes, all of which may be varied by a pricing supplement.

      This prospectus includes summaries of the Notes and the Indenture. If the information in this prospectus differs from the information in the Notes or the Indenture, you should in all cases rely on the information in the Notes and the Indenture.

General

      The Notes are a single series of securities under the Indenture, except as described below under "Defeasance". The Indenture does not limit the amount of additional debt securities that HEI may issue in the future under additional supplements to the Indenture. Each series of debt securities, and each specific Note or other debt security of a series, may differ as to its terms. The Notes and all other debt securities which HEI has issued or may issue in the future under the Indenture will be referred to herein as the "Securities."

      The Indenture contains certain limitations on the ability of HEI to incur secured indebtedness. See "Restriction on Liens" and "Restriction on Sale-Leaseback Transactions." The Indenture does not impose restrictions on the ability of HEI's subsidiaries to incur any indebtedness, including secured indebtedness. Some of HEI's subsidiaries are subject to debt instruments which impose limitations on their ability to incur indebtedness and to grant security interests. These limitations are applicable, however, only so long as the related indebtedness is outstanding and, in any event, are not enforceable by holders of the Notes.


      Unless secured as described under "Restriction on Liens," the Notes will be unsecured obligations of HEI and will rank pari passu (that is, without priority and on the same creditor level in the event of a liquidation of HEI) with all other unsecured and unsubordinated indebtedness of HEI, including other Securities issued under the Indenture. As of June 30, 2002, the amount of HEI's total unsecured and unsubordinated indebtedness with which the Notes would have ranked pari passu was $401 million.



      The rights of HEI, and consequently its creditors, to participate in any distribution of the assets of any of its subsidiaries is subject to the prior claims of the creditors of such subsidiaries, except to the extent that claims of HEI in its capacity as a creditor are recognized. Accordingly, the Notes will be effectively subordinated to all obligations of such subsidiaries. As of June 30, 2002, $688 million of HEI's total consolidated indebtedness of $1.089 billion was indebtedness of such subsidiaries.


      The Notes are currently limited to up to $300,000,000 aggregate principal amount. Each Note will mature and be due and payable on the maturity date stated in the Note (the "Stated Maturity"), which will be from nine months to thirty years from the Original Issue Date. Each Note will also be due and payable (in whole or in part) on any earlier date on which the principal or an installment of principal of a Note becomes due and payable, whether by a declaration of acceleration, call for redemption at the option of HEI, repayment at the option of the holder or otherwise as agreed to by the purchaser and HEI and specified in the specific Note and applicable pricing supplement. The date upon which a Note is due and payable, whether the Stated Maturity or such earlier date, will be referred to as the "Maturity."

      Each Note will bear interest from the date of original issuance (the "Original Issue Date") at a rate that is fixed to the maturity of the Note ("Fixed Rate Notes") or at a floating rate ("Floating Rate Notes"). The interest rate on a Fixed Rate Note is expected to be determined through negotiation with the Agents and, indirectly, their customers based on market conditions, HEI's circumstances and other factors at the time of the offering. The interest on Floating Rate Notes will be determined by reference to the Commercial Paper Rate, the Prime Rate, the London Interbank Offered Rate ("LIBOR"), the Treasury Rate, the Certificate of Deposit ("CD") Rate, the Federal Funds Rate or other interest rate basis, plus or minus a Spread and/or multiplied by a Spread Multiplier, if any, applicable to such Note that is expected to be determined through negotiation with the Agents and, indirectly, their customers, based on market conditions, HEI's circumstances and other factors at the time of the offering. See "Interest Rate." HEI may also issue a Note ("Discount Notes") at a discount from the principal amount payable at its Stated Maturity and such Discount Note will bear no interest or will bear interest at a rate that is below market interest rates at the time of issuance.

      HEI may offer different interest rates at the same time depending upon, among other factors, the Stated Maturity of the Notes and the aggregate principal amount of Notes purchased in any single transaction. HEI may also offer Notes with different variable terms other than interest rates at the same time to different investors. HEI may change interest rates, interest rate formulas and other variable terms of the Notes from time to time, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by HEI.

      HEI will make payments of principal, premium (if any) and interest with respect to the Notes in United States dollars. HEI will issue Notes in fully registered book-entry form (each, a "Book-Entry Note"), except in certain limited circumstances, in which case HEI will issue Notes in certificated form (each, a "Definitive Note"). See "Book-Entry Notes." HEI will issue Notes in denominations of $1,000 and integral multiples of $1,000. Book-Entry Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depositary as is identified in an applicable pricing supplement) (the "Depositary"). See "Book-Entry Notes." Registration of transfers of Definitive Notes will be made at the Corporate Trust Office of the Trustee. HEI and the Trustee will not charge any service charge for any such registration of transfer or exchange of Definitive Notes. HEI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange (other than exchanges not involving any transfer).

      HEI will make payments of principal, premium (if any) and interest on Book-Entry Notes through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Definitive Notes, HEI will pay principal and premium (if any) at the Maturity of each Definitive Note in immediately available funds upon presentation and surrender of the Definitive Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or at such other place as HEI is entitled to designate. In the case of a permitted repayment on an Optional Repayment Date, HEI will make payment upon submission of a duly completed election form in accordance with the provisions described below. HEI will pay any interest due at the Maturity of a Definitive Note to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. HEI will pay interest due on Definitive Notes other than at Maturity at the Corporate Trust Office of the Trustee or, at HEI's option, by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. A holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Dates will be entitled to receive interest payments (other than at Maturity) by wire transfer of immediately available funds if the Trustee has received appropriate wire transfer instructions from the holder not less than 15 calendar days prior to the applicable Interest Payment Date. Any such wire transfer instructions received by the Trustee shall be effective until revoked by the holder.

      Reference is made to the pricing supplement applicable to each Note for the following terms:

      . the principal amount and purchase price of such Note (the "Issue Price"), which may be expressed as a percentage of the principal amount at which such Note will be issued;

      .   the Original Issue Date of such Note;

      .   the Stated Maturity of such Note;

      . whether such Note is a Fixed Rate Note, a Floating Rate Note and/or a Discount Note;

      .   if such Note is a Fixed Rate Note, the annual interest rate, if any;

      . if such Note is a Floating Rate Note, the Base Rate or Rates, the Initial Interest Rate, the Interest Determination Date or Dates, the Interest Reset Date or Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and/or Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, and the Calculation Agent (if other than the Trustee), and any other terms relating to the particular method of calculating the interest rate for such Note;

      . if such Note is a Discount Note, the issue price and the annual interest rate, if any;

      . the date or dates from which any such interest shall accrue, if other than the Original Issue Date;

      .   the terms for redemption, repayment or a sinking fund, if any; and

      . any other terms of such Note consistent with the provisions of the Indenture.

Interest Rate

  General

      Each interest-bearing Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, specified in the Note and in the applicable pricing supplement, until the principal thereof is paid or made available for payment. Interest payments on the Notes will be in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date (as defined below) in respect of which interest has been paid or duly made available for payment (or from and including the Original Issue Date, if no interest has been paid or duly made available for payment since that date) to but excluding the applicable Interest Payment Date or Maturity (each, an "Interest Period"). Interest will be payable in arrears to the holders of such Notes (which, in the case of Book-Entry Notes, will be a nominee of the Depositary) on the Regular Record Date (as defined below) for each Interest Payment Date and, in the case of interest payable at Maturity, to the person to whom principal shall be payable at Maturity.

      HEI will make the first payment of interest on any Note originally issued between a Regular Record Date and the related Interest Payment Date to the holder of the Note on the next Regular Record Date. The payment will be made on the Interest Payment Date following such next Regular Record Date. The "Regular Record Date" with respect to any Note shall be the date (whether or not a Business Day) that is 15 calendar days prior to the related Interest Payment Date. However, any interest not punctually paid or duly provided for will no longer be payable to the holder of the Note on the Regular Record Date and instead will be paid either (a) to the holder of record on a special record date to be fixed by the Trustee in accordance with the Indenture or (b) in such other lawful manner that is selected by HEI and deemed practicable by the Trustee.

  Fixed Rate Notes

      HEI will pay interest on Fixed Rate Notes semiannually on February 10 and August 10 of each year (each, an "Interest Payment Date" with respect to Fixed Rate Notes), and at Maturity with respect to the principal then maturing. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the applicable payments may be made on the next Business Day. In such case, no interest will accrue on the amount so payable for such period of delay.

  Floating Rate Notes

      Each Floating Rate Note will bear interest at a rate determined by reference to one or more interest rate bases (each, a "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as described below). The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

      . the Commercial Paper Rate (such Note being a "Commercial Paper Rate Note");

      .   the Prime Rate (such Note being a "Prime Rate Note");

      .   LIBOR (such Note being a "LIBOR Note");

      .   the Treasury Rate (such Note being a "Treasury Rate Note");

      .   the CD Rate (such Note being a "CD Rate Note");

      .   the Federal Funds Rate (such Note being a "Federal Funds Rate Note");
          or

      . such other Base Rate or interest rate formula as is set forth in such pricing supplement and in such Floating Rate Note.

      If the Base Rate for a Note is LIBOR, the applicable pricing supplement and Note will also specify the Designated LIBOR Page, as explained below.

      The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or Rates (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the pricing supplement to be added to or subtracted from the Base Rate for such Note to calculate the interest rate for such Floating Rate Note. The "Spread Multiplier" is the percentage specified in the pricing supplement to be multiplied by the Base Rate (or by the Base Rate increased or decreased by the Spread) to calculate the interest rate for such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period to maturity of the instrument or obligation from which the Base Rate or Rates is calculated.

      The interest rate with respect to each Base Rate will be determined in accordance with the applicable provisions below. Except as set forth above or in an applicable pricing supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

      Interest Reset Dates. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each, an "Interest Reset Date"), as specified in the applicable Note and pricing supplement. The Interest Reset Date will be as follows:

         Type of Floating Rate Note                      Interest Reset Date
-------------------------------------------- -------------------------------------------

Notes which reset daily..................... Each Business Day

Notes (other than Treasury Rate Notes) which
  reset weekly.............................. Wednesday of each week

Treasury Rate Notes which reset weekly...... Tuesday of each week

Notes which reset monthly................... Third Wednesday of each month

Notes which reset quarterly................. Third Wednesday of January, April, July and
                                             October of each year

Notes which reset semi-annually............. Third Wednesday of the two months of each year specified in the applicable Note and
                                             pricing supplement

Notes which reset annually.................. Third Wednesday of the one month of each year specified in the applicable Note and
                                             pricing supplement

      Notwithstanding the foregoing, the interest rate in effect from the Original Issue Date to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Note and pricing supplement). Any Interest Reset Date that does not fall on a Business Day will be postponed to the next Business Day. In the case of a LIBOR Note, however, if such next succeeding Business Day falls in the next calendar month, the Interest Reset Date will be the preceding Business Day. The term "Business Day" means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are generally authorized or obligated by law or executive order to close and, with respect to LIBOR Notes, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      Interest Payment Dates. Except as provided below or in an applicable pricing supplement, interest will be payable on the following dates ("Interest Payment Dates" with respect to Floating Rate Notes):

        Type of Floating Rate Note                     Interest Payment Date
------------------------------------------ ----------------------------------------------

Notes which reset daily, weekly or monthly Third Wednesday of each month or the third
                                           Wednesday of January, April, July and
                                           October of each year, as specified in the
                                           applicable Note and pricing supplement

Notes which reset quarterly............... Third Wednesday of January, April, July and
                                           October of each year

Notes which reset semi-annually........... Third Wednesday of the two months of each year specified in the applicable Note and
                                           pricing supplement

Notes which reset annually................ Third Wednesday of the one month of each year specified in the applicable Note and
                                           pricing supplement

All Notes................................. At Maturity with respect to the principal then maturing

      If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and interest will continue to accrue in respect of the payment made on that next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and that Business Day falls in the next succeeding calendar month, the particular Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, HEI will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

      Interest Determination Dates. The Interest Determination Dates for Floating Rate Notes pertaining to an Interest Reset Date will be as follows:

   Type of Floating Rate Note             Interest Determination Date
-------------------------------- ----------------------------------------------

Commercial Paper Rate Note...... Second Business Day preceding such
                                 Interest Reset Date

Prime Rate Note................. Business Day preceding such Interest Reset
                                 Date

CD Rate Note.................... Second Business Day preceding such
                                 Interest Reset Date

Federal Funds Rate Note......... Business Day preceding such Interest Reset
                                 Date

LIBOR Note...................... Second London Business Day preceding such Interest Reset Date

Treasury Rate Note.............. Day of the week in which such Interest Reset
                                 Date falls on which day Treasury bills would
                                 normally be auctioned by the U.S.
                                 Department of the Treasury, as described
                                 below

Note with two or more Base Rates Most recent Business Day that is at least two
                                 Business Days prior to the applicable Interest
                                 Reset Date for such Floating Rate Note on which each Base Rate is determinable

      Treasury bills are generally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date for the Treasury Rate Note pertaining to the Interest Reset Date occurring in the next succeeding week.

      Each Base Rate will be determined as of the Interest Determination Date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

      Maximum and Minimum Interest Rates. The pricing supplement applicable to a Floating Rate Note may provide that such Note has either or both of (a) a maximum limitation, or ceiling, on the rate of interest which may accrue during any Interest Period (a "Maximum Interest Rate"), and (b) a minimum limitation, or floor, on the rate of interest which may accrue during any Interest Period (a "Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York or Hawaii law, whichever is lower, as the same may be modified by United States law of general application.

  Floating Rate Determinations and Calculations

      Except as otherwise provided herein, all percentages resulting from any calculations on any Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point being rounded up, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on any Floating Rate Notes will be rounded to the nearest cent (with one half cent being rounded up).

      Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day in the applicable Interest Period. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only the lowest, highest or average of the applicable Base Rate applied, as specified in the applicable Note and pricing supplement.

      The Trustee shall be the calculation agent (the "Calculation Agent") and shall calculate the interest rate on Floating Rate Notes on or before each Calculation Date. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error. The "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

      The Calculation Agent shall determine each Base Rate in accordance with the following provisions. To the extent a Base Rate is determined by reference to the offered rates or quotations of dealers, banks, trust companies, brokers or others selected by the Calculation Agent as described below, such parties may include the Calculation Agent, the Agents and/or their respective affiliates, as the case may be.

      Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable pricing supplement.

      The "Commercial Paper Rate," with respect to each Interest Reset Date, will be determined by the Calculation Agent on the Calculation Date and will be the Money Market Yield (as defined below) as of the Interest Determination Date next preceding such Interest Reset Date of the rate for commercial paper having the Index Maturity specified in the applicable Note and pricing supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication (such publication being hereinafter called "H.15(519)"), under the heading "Commercial Paper--Nonfinancial". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date will be the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Note and pricing supplement as published in the daily update of H.15(519), available through the world-wide web site of the Board of Governors of the Federal Reserve System at http://federalreserve.gov/releases/h15/update, or any successor site or publication (such site or publication being hereinafter called "H.15 Daily Update"), under the heading "Commercial Paper--Nonfinancial" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate will be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent, in its discretion, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization. If the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as described in the preceding sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect under the Note on such Interest Determination Date.

      "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

       Money Market Yield = D x 360 x 100
                            -------------
                            360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

      Prime Rate Notes. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable pricing supplement.

      The "Prime Rate," with respect to each Interest Reset Date, will be determined by the Calculation Agent on the Calculation Date and will be the rate as of the Interest Determination Date next preceding such Interest Reset Date as published in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the applicable rate as published in H.15 Daily Update under the heading "Bank Prime Loan." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, then the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on such Interest Determination Date on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or any successor service or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page as of 3:00 P.M., New York City time, on the applicable Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates. If the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as described in the preceding sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Interest Determination Date.

      LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier if any) as specified in the LIBOR Note and in the applicable pricing supplement.

      "LIBOR," with respect to each Interest Reset Date, will be determined by the Calculation Agent in accordance with the following provisions:

      .   With respect to an Interest Determination Date, LIBOR will be either:
          (a) if "LIBOR Reuters" is specified in the applicable Note and pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity specified in such Note and pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Note and pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Note and pricing supplement as the method for calculating LIBOR, the rate for deposits in U.S. dollars having the Index Maturity specified in such Note and pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears where the Designated LIBOR Page provides only for a single rate, LIBOR on such Interest Determination Date will be determined in accordance with the provisions described in the following paragraph.

      . With respect to a Interest Determination Date on which fewer offered rates appear than are required in the preceding paragraph, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include the Agents or their affiliates) in the London interbank market as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Note and pricing supplement, commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Note and pricing supplement and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If the banks so selected by the Calculation Agent are not quoting rates as described in the preceding sentence, LIBOR determined as of such Interest Determination Date will be LIBOR in effect under the Note on such Interest Determination Date.

      "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display in the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

      Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable pricing supplement.

      The "Treasury Rate," with respect to each Interest Reset Date, will be determined by the Calculation Agent on the Calculation Date and will be the rate for the auction held on the Interest Determination Date (the "Auction") next preceding such Interest Reset Date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Note and pricing supplement as published under the heading "INVESTMENT RATE" on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) or page 57 (or any other page as may replace that page on that service). In the event that such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate with respect to such Interest Reset Date will be the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury bills as published in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Auction High." In the event that the rate referred to in the preceding sentence is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate with respect to such Interest Reset Date will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills as announced by the United States Department of the Treasury. In the event that the rate referred to in the preceding sentence is not so announced by the United States Department of the Treasury, or if the Auction is not held, then the Treasury Rate with respect to such Interest Reset Date will be the Bond Equivalent Yield of the rate for the applicable Treasury bills as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event that the rate referred to in the preceding sentence is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate with respect to such Interest Reset Date will be the rate for the applicable Treasury Bills as published in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event that the rate referred to in the preceding sentence is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be calculated by the Calculation Agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, in its discretion, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Note and pricing supplement. If the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described in the preceding sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect under the Note on such Interest Determination Date.

      "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

       Bond Equivalent Yield =  D x N x 100
                               -------------
                               360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

      CD Rate Notes. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable pricing supplement.

      The "CD Rate," with respect to each Interest Reset Date, will be determined by the Calculation Agent on the Calculation Date and will be the rate as of the Interest Determination Date next preceding such Interest Reset Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Note and pricing supplement as published in H.15(519) under the heading "CDs (secondary market)". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Note and pricing supplement as published in H.15 Daily Update under the heading "CDs (secondary market)". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable United States certificates of deposit of major United States money center banks with a remaining maturity closest to the Index Maturity specified in the applicable Note and pricing supplement in United States dollars. If the dealers selected as aforesaid by the Calculation Agent are not quoting rates as described in the preceding sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect under the Note on such Interest Determination Date.

      Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable pricing supplement.

      The "Federal Funds Rate," with respect to each Interest Reset Date, will be determined by the Calculation Agent on the Calculation Date and will be the rate as of the Interest Determination Date next preceding such Interest Reset Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace that page on that service). In the event that such rate does not appear on such page 120 or is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Interest Determination Date as published in
H.15 Daily Update under the heading "Federal Funds (Effective)". If by
3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on the applicable Interest Determination Date, for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York selected by the Calculation Agent. If the brokers selected as aforesaid by the Calculation Agent are not quoting rates as described in the preceding sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect under the Note on such Interest Determination Date.

Book-Entry Notes

      Except as described below, the Notes will be issued as Book-Entry Notes and represented by one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other Depositary as is designated by HEI, and registered in the name of a nominee of the Depositary.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The Agents are Direct Participants of the Depositary. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

      Upon issuance, all Book-Entry Notes having the same issue price, issue date, maturity date, interest rate, redemption and repayment provisions, if any, and interest payment dates will be represented by one or more Global Securities and will be deposited with DTC or its custodian.

      So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the beneficial owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Definitive Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be so exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the Depositary and, if such beneficial owner is not a Participant, on the procedures of the Participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

      Purchases of Book-Entry Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note ("beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests of a Global Security representing Book-Entry Notes, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

      To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Securities representing the Book-Entry Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      If applicable, redemption notices will be sent to Cede & Co. as registered holder of the Book-Entry Notes. If less than all of the Notes within an issue are being redeemed, DTC will determine in accordance with its usual procedures the amount of the interest of each Direct Participant to be redeemed.

      Neither DTC nor Cede & Co. will itself consent or vote with respect to the Global Securities representing Book-Entry Notes. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to HEI as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      So long as the Notes are Book-Entry Notes, principal, premium (if any) and interest payments on such Book-Entry Notes will be made by HEI in immediately available funds through the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, the Agents or HEI, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) and interest to DTC is the responsibility of HEI and the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

      A beneficial owner shall give notice of its exercise of any option it may have to elect to have its Book-Entry Notes repaid by HEI, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer to the Trustee the Participant's interest in the Global Security or Securities representing such Book-Entry Notes on the Depositary's records. The requirement for physical delivery of Book-Entry Notes in connection with the exercise of a beneficial owner's option for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants to the Trustee on the Depositary's records.

      Each Global Security representing Book-Entry Notes will be exchangeable for Definitive Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies HEI that it is unwilling or unable to continue as Depositary for the Global Securities or HEI becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in either such case, HEI shall not have appointed a successor to the Depositary within 90 days thereafter, (ii) HEI, in its sole discretion, determines that the Global Securities will be exchangeable for Definitive Notes or (iii) an Event of Default will have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the Definitive Notes will be registered in the names of the beneficial owners of the Global Security or Securities representing Book-Entry Notes, which names will be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that HEI believes to be accurate, but HEI assumes no responsibility for the accuracy thereof. HEI assumes no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Redemption at the Option of HEI

      The Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of HEI prior to the Stated Maturity only if a Redemption Commencement Date and an Initial Redemption Percentage are specified in the applicable Note and pricing supplement. If so specified, the Notes will be subject to redemption at the option of HEI on any date on and after the applicable Redemption Commencement Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the holders thereof not less than 30 nor more than 60 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Note and pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Commencement Date by an amount equal to the Annual Redemption Percentage Reduction (if any) specified in the applicable Note and pricing supplement, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. If any Note is redeemed in part, a new Note of like tenor for the unredeemed portion and otherwise having the same terms as the partially redeemed Note will be issued in the name of the holder upon presentation and surrender of the partially redeemed Note. For a discussion of the redemption of Discount Notes, see "Discount Notes."

Repayment at the Option of the Holder

      The Notes will be repayable by HEI at the option of the holders thereof prior to the Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Note and pricing supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination as is specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, such Note must be received, together with the form entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan in The City of New York, or in such other location as HEI selects in conformity with the Indenture, not less than 30 nor more than 60 calendar days prior to the date of repayment. If any Note is repaid in part, a new Note of like tenor for the unpaid portion and otherwise having the same terms as the partially repaid Note will be issued in the name of the holder upon presentation and surrender of the partially repaid Note. For a discussion of the repayment of Discount Notes, see "Discount Notes."

      Only the Depositary may exercise a repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, beneficial owners of Global Securities that desire to exercise their repayment option, if any, with respect to all or any portion of the Book-Entry Notes represented by such Global Securities, must instruct the Participant through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Participants may have different deadlines for accepting instructions from their customers. Accordingly, a beneficial owner should consult the Participant through which it owns an interest in a Global Security for the Participant's deadline for receiving repayment instructions. In addition, at the time such instructions are given, each such beneficial owner shall cause the Participant through which it owns its interest to transfer such beneficial owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. The exercise of an option to elect repayment shall be irrevocable. See "Book-Entry Notes."

      If applicable, HEI will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder, and any other securities laws or regulations, in connection with any such repayment.

Discount Notes

      HEI may offer Discount Notes from time to time that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity. Such Discount Notes will bear no interest or will bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and 100% of the principal amount of the Note is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by an accrual of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

      For purposes of determining the amount of Discount that has accrued as of any date on which redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounded period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounded period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided above.

      The accrual of the applicable Discount may differ from the accrual of original issue discount, certain Discount Notes may not be treated as having original issue discount, and Notes other than Discount Notes may be treated as issued with original issue discount, in each case for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Amortizing Notes

      HEI may from time to time offer Notes with the amount of principal thereof and interest thereon payable in installments over the term of such Notes ("Amortizing Notes"). Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth a principal repayment schedule for such Amortizing Notes.

Other Provisions; Addenda

      Any provisions of a Note, including but not limited to the specification and determination of one or more Base Rates, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity and any redemption or repayment provisions, may be modified by the terms specified under "Other Provisions" in the Note or in an Addendum to the Note, if so specified in the Note (or any Addendum to the Note) and in the applicable pricing supplement.

Restriction on Liens

      Except as described below, HEI will not create, incur, issue, assume, permit or suffer to exist any Indebtedness (as defined below) secured after the date of the Indenture by any security interest on any property of HEI (including, without limitation, property of HEI consisting of any share or shares of capital stock or indebtedness of any subsidiary of HEI), whether such property, shares or indebtedness are owned by HEI at the date of the Indenture or thereafter acquired, without effectively providing concurrently therewith that the Securities, including the Notes (together, at the option of HEI, with any other indebtedness ranking equally with the Securities and then existing or thereafter created), shall be secured equally and ratably with (or prior to) the Indebtedness so created, incurred, issued, assumed, permitted or suffered to exist.

      The foregoing restrictions do not limit the ability of any subsidiary of HEI to incur, issue, assume, permit or suffer to exist any of its own indebtedness or to grant security interests on any of its properties. The foregoing restrictions also do not apply to:

       (1)security interests on any property acquired, constructed or improved by HEI or on any shares of capital stock or indebtedness of any subsidiary acquired by HEI after the date of the Indenture which security interests are created or assumed at the time of or within 270 days after the acquisition of, or the expenditure of the costs of construction or improvements of, and which secure the payment of all or any part of the purchase price of, such property, shares of capital stock or indebtedness, or which secure payment of all or any part of the cost of any such construction or improvements, provided that, in the case of any such acquisition, construction or improvement, such security interest does not apply to any property or shares of capital stock or indebtedness owned by HEI other than that acquired, constructed or improved except, in the case of any such construction or improvement, any real property on which the property is so constructed or the improvement is located;

       (2)security interests which exist on any property, shares of capital stock or indebtedness at the time of acquisition of such property, shares or indebtedness by HEI;

       (3)security interests which exist on any property of a corporation or other Person (as defined below) at the time such corporation is merged with or into or consolidated with HEI or at the time of a sale or transfer of the properties of such corporation or other Person as an entirety or substantially as an entirety to HEI;

       (4)security interests in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision,
          (A) to secure partial progress, advance or other payments pursuant to any contract or statute, (B) to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of any property, shares of capital stock or indebtedness subject to such security interests, or (C) to secure the cost of constructing or improving any property subject to such security interests (including, without limitation, security interests incurred in connection with pollution control, industrial revenue or similar financings);

       (5)security interests on any property arising in connection with any defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to express contractual provisions or generally accepted accounting principles;

       (6)security interests on any capital stock of any corporation which is registered in the name of HEI or otherwise owned by or held for the benefit of HEI which may constitute "margin stock" as such term is defined in Section 207.2(i) of Title 12 of the Code of Federal Regulations (or any successor provisions); and

       (7)any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest referred to above in clauses (1)-(6), inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the original principal amount of Indebtedness and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the security interest so extended, renewed or replaced.

      Notwithstanding the foregoing, HEI may, without equally and ratably securing the Securities, create, incur, issue, assume, permit or suffer to exist Indebtedness secured by any security interest not excepted by the foregoing clauses (1) through (7), inclusive, if the aggregate amount of such Indebtedness, together with all other Indebtedness of HEI existing at such time and secured by security interests not so excepted, does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

      "Indebtedness" means (1) any indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (2) all deferred indebtedness (including, without limitation, capitalized leases) for the payment of the purchase price of property or assets purchased, and (3) all guaranties, endorsements, assumptions or other contingent obligations in respect of, or to purchase or otherwise to acquire, indebtedness of the types described in clauses (1) and (2) above.

      "Consolidated Net Tangible Assets" means the total amount of assets appearing on the consolidated balance sheet of HEI and its subsidiaries less, without duplication: (a) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of determination); (b) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred federal income taxes arising from accelerated amortization or otherwise; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on such balance sheet; and (d) all appropriate adjustments on account of minority interests of other persons holding common stock in any subsidiary. The Indenture states that Consolidated Net Tangible Assets are determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any governmental agency or political subdivision.

Restriction on Sale-Leaseback Transactions

      HEI may not engage in any Sale-Leaseback Transaction unless the amount of Sale-Leaseback Debt resulting from such transaction plus the aggregate of all other Sale-Leaseback Debt then existing, does not exceed 5% of Consolidated Net Tangible Assets. However, if a Sale-Leaseback Transaction would result in the amount of Sale-Leaseback Debt exceeding the foregoing limitation, then such transaction is permitted, but only if the excess amount of Sale-Leaseback Debt, if treated as Indebtedness secured by a security interest for the purposes of the restrictions described under "Restriction on Liens", would be permissible under such restrictions, and provided further that the amount of such excess shall be treated as Indebtedness for such purpose and not as Sale-Leaseback Debt.

      "Sale-Leaseback Transaction" means any sale by HEI to any person (other than HEI or a subsidiary) after the date of the Indenture of any property owned by HEI, which sale occurs more than 270 days after the later of the acquisition, completion of construction or commencement of commercial operations of such property by HEI, if, as part of the same transaction or series of transactions, HEI leases as lessee for a period of three years or longer the same property or other substantially equivalent property which it intends to use for substantially the same purposes pursuant to a lease which contains an option or right to repurchase said property.

      "Sale-Leaseback Debt" means, as to any particular lease entered into in a Sale-Leaseback Transaction, at any date as of which the amount thereof is to be determined, the total net amount of rent (determined in accordance with generally accepted accounting principles) required to be paid under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum which would then be used to determine lease classification under generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. The term "Sale-Leaseback Debt" excludes any part thereof representing any extension, renewal or replacements (or successive extensions, renewals or replacements) of Indebtedness secured by any security interest existing at the date of the Indenture, provided that the Sale-Leaseback Transaction resulting in such Sale-Leaseback Debt is limited to all or a part of the property (plus improvements and construction on such property) which was subject to the security interest securing the Indebtedness so extended, renewed or replaced.

Restriction on Dispositions of HECO Shares

      HEI currently holds 100% of the outstanding common stock of HECO. HEI will not sell, transfer or otherwise dispose of, and will not permit HECO to issue, sell, transfer or otherwise dispose of, any shares of capital stock of any class or classes of HECO ordinarily having voting power for the election of HECO's board of directors. This covenant will not restrict the issuance, sale, transfer or other disposition of HECO's voting shares to HEI or to any of HEI's direct or indirect wholly-owned subsidiaries. The covenant also will not restrict (i) sales or transfers by HECO of preferred stock or other classes of capital stock of HECO which do not ordinarily have voting power in the election of HECO's Board of Directors or of the capital stock of its subsidiaries, (ii) consolidations of HECO or mergers of HECO with or into HEI or any of its direct or indirect wholly-owned subsidiaries, or (iii) consolidations or mergers of HECO with or into any other corporation if the corporation formed by such consolidation or merger is a direct or indirect wholly-owned subsidiary of HEI.

Consolidations, Mergers, Conveyances, Transfers or Leases

      HEI will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge

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

into HEI or convey, transfer or lease its properties and assets substantially as an entirety to HEI unless certain conditions are met, including the conditions that:

      . the corporation formed by such consolidation or into which HEI is merged, or the Person which acquires by conveyance or transfer or which leases the property and assets of HEI substantially as an entirety, is a Person organized and existing in corporate form under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest (if any) on all the Securities and the performance of all of the covenants of HEI under the Indenture;

      . immediately after giving effect to such transaction no Event of Default, and no event which after notice and lapse of time would become an Event of Default, has occurred and is continuing; and

      . HEI has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, as provided in the Indenture.

Absence of Restrictions on Certain Transactions

      Other than the restrictions on liens, sale and leaseback transactions and consolidations, mergers, conveyances, transfers and leases described above, the Indenture and the Notes do not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving HEI or in the event of a recapitalization, merger or other transaction (leveraged or otherwise) involving HEI, its affiliates or its management.

Events of Default

      Each of the following is an Event of Default under the Indenture with respect to the Notes as a series of Securities under the Indenture:

      . failure to pay any interest on any Note when due and payable and continuation of such failure for 30 days;

      . failure to pay any principal of (or premium, if any, on) any Note when due and payable and continuance of such failure for a period of three Business Days;

      . failure to deposit any sinking fund payment, when and as due by the terms of a Note, and continuance of such failure for a period of three Business Days;

      . failure to perform or the breach of any covenant or warranty of HEI made in or pursuant to the Indenture (other than a covenant or warranty of HEI made in or pursuant to the Indenture solely for the benefit of one or more series of Securities other than the Notes), continued for 60 days after written notice to HEI by the Trustee, or to HEI and the Trustee by the holders of at least 10% in principal amount of the Notes or of the Securities of another series outstanding under the Indenture as provided in the Indenture;

      . failure to pay when due and payable after the expiration of any applicable grace period, any portion of the principal of indebtedness of HEI pursuant to a bond, debenture, note or other evidence of indebtedness in excess of $5,000,000 (including a default with respect to Securities of any series other than the Notes), or acceleration of such indebtedness for other default thereunder, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after written notice to HEI by the Trustee or to HEI and the Trustee by the holders of at least 10% in principal amount of the Notes outstanding under the Indenture (provided that this Event of Default shall be inapplicable if and so long as HEI is contesting in good faith such payment obligation or such acceleration and HEI has received the written opinion of counsel that it has a meritorious position with respect thereto);

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

      .   certain events of bankruptcy, insolvency or reorganization; and

      .   any other Event of Default specified with respect to the Notes.

An Event of Default with respect to any other series of Securities issued under the Indenture will not necessarily constitute an Event of Default with respect to the Notes.

      The Trustee must, within 90 days after a default occurs with respect to the Notes, transmit by mail to all holders of the Notes, notice of such default, unless it has been cured or waived (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice of a default, except a default in the payment of principal, premium, if any, or interest, if and so long as the Trustee determines in good faith (through its board, executive committee, trust committee or certain officers specified in the Indenture) that the withholding of such notice is in the interest of such holders. In the case of any default or breach of any covenant or warranty, except for a default or breach that is specifically addressed in the Indenture, no notice of such default or breach shall be given to holders for at least 30 days after the occurrence of such default or breach.

      If an Event of Default with respect to the outstanding Notes issued under the Indenture shall occur and be continuing, then either the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount (or if any of the Notes are Discount Notes or similar securities, such portion of the principal amount as may be specified thereon) of all of the Notes to be due and payable immediately; provided, however, that at any time after a declaration of acceleration of the Notes and before a judgment or decree for payment has been obtained, the holders of a majority in principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration and its consequences if all Events of Default with respect to the Notes, other than the nonpayment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. Any money collected by the Trustee pursuant to the exercise of its rights upon an Event of Default shall be applied first to amounts owing to the Trustee under the Indenture.

      No holder of any Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

      For purposes of the preceding two paragraphs the Notes will not deemed to be outstanding if HEI takes certain steps to discharge its obligations relating to the Notes. See "Defeasance".

      HEI will be required to furnish to the Trustee annually a statement as to the performance by HEI of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

  Defeasance and Discharge

      Subject to election by HEI, which election HEI has made with respect to the Notes, the Indenture provides that HEI will be discharged from any and all obligations in respect of a series of Securities (except for certain obligations to register the transfer or exchange of Securities of such series, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee or any other trustee, in trust, of money and/or U.S. Government Obligations which through the

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

payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on such Securities at least one day prior to the dates on which such payments are due in accordance with the terms of the Indenture and such Securities. Such a trust may only be established if, among other things required by the Indenture, HEI delivers to the Trustee an opinion of counsel to the effect that HEI has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable federal income tax laws and regulations (including a change in the official interpretation by the Internal Revenue Service) to the effect that holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

  Defeasance of Certain Covenants and Certain Events of Default

      Subject to election by HEI, which election HEI has made with respect to the Notes, the Indenture provides that with respect to a series of the Securities HEI may omit to comply with certain restrictive covenants, including those described under "Restrictions on Liens" and "Restriction on Sale-Leaseback Transactions" above, and the Event of Default described in the fourth bullet point under "Events of Default" above, shall be inapplicable to Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on such Securities at least one day prior to the date on which such payments are due in accordance with the terms of the Indenture and such Securities. The obligations of HEI under the Indenture and such Securities other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things required by the Indenture, HEI has delivered to the Trustee an opinion of counsel to the effect that the holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Designation of a Portion of a Series as a New Series

      It is contemplated that a single series of the Securities, such as the Notes, will be created which would include Securities with sufficiently different terms that some of them (e.g., fixed rate Securities), but not others of them (e.g., floating rate Securities), would readily be the subject of defeasance and discharge or covenant defeasance, as described below. In order to facilitate such defeasance or covenant defeasance, HEI acting by board resolution of its Board of Directors shall have the right, at any time or from time to time, unilaterally to designate a portion of the Securities of any series, which is to be the subject of such defeasance or covenant defeasance, as a separate series under the Indenture, with the remainder to be unaffected as to series designation by such action, and to assign a new series designation thereto to distinguish the Securities of such new series from all other Securities. Thereafter, the Securities included in such new series, on the one hand, and the remainder of such Securities, on the other hand, shall be of different series for all purposes under the Indenture, and provisions in the Indenture or in any Security which apply to each series separately or otherwise depend upon or relate to series designation, shall give effect to such action by HEI, but the provisions of the Indenture and of any Security shall otherwise be unaffected thereby.

  Covenant Defeasance and Certain Other Events of Default

      In the event that HEI exercises its option to omit compliance with certain covenants of the Indenture with respect to the Notes as described above and the Notes are declared due and payable prior to the Stated Maturity because of the occurrence of any then-applicable Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at their

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

Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, HEI shall remain liable for such payments.

Modification of Indenture and Waiver

      Without the consent of any holders of Securities, HEI and the Trustee may enter into one or more supplemental indentures for certain purposes enumerated in the Indenture, such as to evidence succession to HEI of another corporation, to cure ambiguities in the Indenture or to make any other provisions that shall not adversely affect the interests of the holders of Securities of any series in any material respect. The consent of the holders of not less than 66 2/3 % in principal amount of the Securities of each series affected by a supplemental indenture is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to such supplemental indenture. No such supplemental indenture will, however, without the consent of the holders of each outstanding Security under the Indenture of each such series directly affected thereby:

      . change the Stated Maturity of, or any installment of, principal of or interest on, any Security, or reduce the principal thereof or the rate of interest thereon or redemption premium payable thereon, or shorten the time period during which such Security may not be redeemed at the option of HEI, or reduce the amount of principal of a Discount Note that would be due and payable upon a declaration of acceleration of the Stated Maturity, or otherwise modify the terms of payment of or the place of payment for the principal thereof or interest or redemption premium thereon;

      . reduce the percentage of principal amount of the outstanding Securities of such series required to consent to any supplemental indenture or to any waiver provided for in the Indenture;

      . change any obligation of HEI to maintain an office or agency at the place or places where the principal of and premium, if any, and interest, if any, on the Securities of such series are payable; or

      . modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

      A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of any other Securities.

      The holders of 66 2/3 % in aggregate principal amount of the outstanding Securities of a series may waive compliance by HEI with the provisions of the Indenture restricting liens and sale-leaseback transactions insofar as they relate to the Securities of such series. The holders of a majority in aggregate principal amount of the outstanding Securities of a series may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or in respect of any covenant or provision of the Indenture referred to in the second preceding paragraph above.

Regarding the Trustee

      HEI and its affiliates may, from time to time, enter into commercial banking and other transactions with the Trustee in the ordinary course of business.

Listing

      The Notes will not be listed on any national or regional securities exchange.

Governing Law

      The Indenture and the Notes will be governed by the laws of the State of New York.

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

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of Notes. Except where noted, it deals only with Notes held as capital assets by holders that are United States Persons ("U.S. Holders") and that purchased Notes at their original issuance, and assumes that the holder is the beneficial owner of the Note. For this purpose, "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust the administration of which is subject to the primary jurisdiction of a court within the United States and with respect to which one or more United States persons have authority to control all substantial decisions.

      This summary does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies, individual retirement or other tax-deferred accounts, tax exempt organizations, persons who hold Notes as a hedge against currency risk, persons who have otherwise hedged the risk of ownership of a Note or persons who hold Notes as part of a straddle with other investments or whose "functional currency" is not the U.S. dollar. Finally, it does not purport to cover any foreign, state or local tax consequences associated with the purchase, ownership or disposition of Notes or all of the possible United States federal income tax consequences of the purchase, ownership or disposition of Notes.

      The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), including the regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. There is no assurance that the Internal Revenue Service ("IRS") will not take a contrary view.

Payments of Interest

      Interest on a Note will generally be taxable to a U.S. Holder as ordinary interest income from domestic sources at the time it is paid or accrued in accordance with the holder's method of accounting for United States federal income tax purposes. However, different rules apply with respect to Original Issue Discount Notes (as defined below).

Original Issue Discount

      An "Original Issue Discount Note" is a Note whose stated redemption price at maturity (i.e., the sum of its principal amount plus all other payments to be made on the Note other than "qualified stated interest") exceeds its issue price (i.e., the first price at which a substantial amount of the Notes in the issuance is sold, excluding sales to bond houses, brokers and others acting as underwriters, placement agents or wholesalers) by more than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The term "Original Issue Discount Note" does not necessarily include all Notes identified as Discount Notes, and may include Notes that are not otherwise Discount Notes but that have been issued with original issue discount ("OID") for United Sates federal income tax purposes. "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate, provided that the rate appropriately takes into account the length of intervals between payments, or at certain variable rates of interest or certain combinations thereof.

      U.S. Holders of Original Issue Discount Notes with maturities of more than one year will be required to include OID in gross income as interest income before receiving cash to which such interest income is attributable. The amount of OID annually includible in income by a U.S. Holder is the sum of the daily portions of OID with respect to each Original Issue Discount Note held by such U.S. Holder for each day during the taxable year or portion of a taxable year that the U.S. Holder holds such Original Issue Discount Note. The daily

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

portion is determined by allocating to each day of any accrual period a pro rata portion of an amount equal to the "adjusted issue price" of the Original Issue Discount Note at the beginning of the accrual period multiplied by the yield to maturity of the Original Issue Discount Note less the amount, if any, of qualified stated interest allocable to the accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period. The "adjusted issue price" is the issue price of the Original Issue Discount Note increased by the accrued OID for all prior accrual periods (and decreased by the amount of all payments previously made on the Original Issue Discount Note, other than qualified stated interest payments). Sections 1271 through 1275 of the Code and the regulations thereunder (the "OID Regulations") provide detailed rules for computing OID.

      Under the OID Regulations, a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount, (b) it does not provide for any principal payments that are contingent, and (c) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate. Any qualified floating rate or objective rate must be set at current value. The meanings of the terms "qualified floating rates," "single objective rate," "qualified inverse floating rate," "current value" and other terms are contained in the OID Regulations.

      If a Floating Rate Note that provides for stated interest at a single qualified floating rate (or a single objective rate) throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, such a Floating Rate will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate.

      In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Floating Rate Note. The OID Regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date.

      Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument. A U.S. Holder of the Floating Rate Note will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

      If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation (a "CP Note").

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

      U.S. Holders of CP Notes would be required to take amounts treated as interest into income, under the noncontingent bond method, as described in the OID Regulations, whether or not any payment thereon is fixed or determinable in the taxable year. HEI would be required to determine the "comparable yield" for the CP Note, which is the yield at which HEI would issue a fixed rate instrument with similar terms and conditions, such as the level of subordination. In no event may this yield be less than the applicable federal rate, which is periodically published in IRS revenue rulings.

      In addition, HEI would be required to construct a projected payment schedule, including the amount of all noncontingent payments and each contingent payment. These scheduled payments must produce the comparable yield for the CP Note. A U.S. Holder will be required to use this projected payment schedule to determine its interest (all of which is accrued as OID, as described above) and adjustments thereto with respect to a CP Note, unless it determines its own schedule and explicitly discloses that fact to the IRS. In such an event, HEI would provide the projected payment schedule for any CP Note with the relevant pricing supplement.

      If the amount of a contingent payment on a CP Note is more than the projected amount of the contingent payment, as reflected in the projected payment schedule, the excess constitutes a positive adjustment, generally on the date of payment. If the amount of the contingent payment is less than the projected amount thereof, the difference is a negative adjustment.

      The amount by which the positive adjustments on a CP Note in a taxable year exceeds the negative adjustments in that year constitutes a net positive adjustment, which is treated as additional interest for the taxable year.

      The amount by which negative adjustments on a CP Note in a taxable year exceed the positive adjustments in that year constitutes a net negative adjustment. A U.S. Holder's net negative adjustment for a taxable year first reduces the U.S. Holders' amount otherwise includible as interest on the CP Note for the taxable year. Second, to the extent the negative adjustment exceeds the U.S. Holder's amount of interest for the taxable year, the excess constitutes an ordinary loss, limited to the amount of interest on the CP Note included by the U.S. Holder in prior taxable years reduced by any amount of net negative adjustments from prior taxable years which were previously treated as ordinary losses. Third, any remainder of net negative adjustments is a carryforward to the extent of the U.S. Holder's interest on the CP Note in subsequent taxable years or, if the U.S. Holder has a negative adjustment carryforward in the year of retirement, sale or disposition, it reduces the amount realized on such retirement, sale or disposition.

      In general, any gain recognized by a U.S. Holder on the sale, exchange or retirement of a CP Note will be treated as ordinary income and all or a portion of any loss recognized will be treated as ordinary loss.

Short-Term Notes

      In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), all payments (including stated interest) are included in the stated redemption price at maturity. The excess of the stated redemption price at maturity over the issue price of a Short-Term Note generally constitutes OID.

      In general, individuals and certain other cash-method U.S. Holders of Short-Term Notes are not required to include OID in income as it accrues unless they elect to do so. However, accrual-method taxpayers and certain other holders are required to include OID in income. Unless such holder makes an election to accrue OID according to a constant yield method based on daily compounding, it must be included on a straight-line basis. In the case of a U.S. Holder who is not required (and does not elect) to include OID in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note will be ordinary income to the extent of the OID accrued through the date of sale, exchange or retirement. In addition, U.S. Holders who do not elect to currently include OID may be required to defer deductions for a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

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

      In addition, U.S. Holders may elect to determine the amount of discount, referred to as acquisition discount, to be included in gross income by using their tax basis instead of the issue price. If such an election is made, it applies to all obligations acquired in or after the first taxable year to which the election applies, which election may be revoked only with the consent of the IRS. This acquisition discount constitutes ordinary income and not capital gain.

Market Discount

      If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount under a constant yield method.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under a constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

      A U.S. Holder who purchases a Note for an amount in excess of the sum of all amounts, other than qualified stated interest, payable on the Note after the purchase date will be considered to have purchased the Note at a "premium" and, in the case of an Original Issue Discount Note, will not be required to include any OID in income. A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note under a constant yield method. For any Floating Rate Note that is a "variable rate debt instrument" under the OID Regulations, that method is implemented by constructing an "equivalent fixed rate instrument," as provided in the OID Regulations. The amount amortized in any year reduces both the U.S. Holder's adjusted basis in the Note and interest income from the Note. Any excess bond premium allocable to an accrual period is deductible by the holder for that accrual period. The amount deductible, however, is limited by the amount of the holder's prior income inclusions on the instrument, and any excess is carried forward to the next accrual period. In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of bond premium that is amortizable in an accrual period is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. Thus, a holder may be required to amortize bond premium by reference to the Stated Maturity, even if it appears likely that the Note will be called. The final regulations also contain rules applicable if such contingency occurs or fails to occur contrary to the assumption utilized.

      U.S. Holders not making an election to amortize bond premium are not required to reduce the adjusted basis of their Notes and consequently may recognize less gain or more loss upon their disposition. The election to amortize premium, once made, applies to all debt instruments held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. Holders should consult with their own tax advisors about this election.

Election to Treat All Interest as OID

      Subject to certain limitations, U.S. Holders may elect to treat all interest and discount on Notes as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, acquisition discount and other unstated interest, as adjusted by any amortizable bond premium. If a U.S. Holder makes this election for a Note with amortizable bond premium, the election is treated also as an election under the amortizable bond premium provisions, described above, and the electing U.S. Holder will be required to amortize bond premium currently for all of the U.S. Holder's other debt instruments with amortizable bond premium. The election is to be made for the taxable year in which the U.S. Holder acquired the Note, and may not be revoked without the consent of the IRS.

Sale, Exchange and Retirement of Notes

      A U.S. Holder's tax basis of a Note will, in general, be the U.S. Holder's cost thereof, increased by OID previously included in income of the U.S. Holder but reduced by any amortizable bond premium to the extent amortized and any payments, other than qualified stated interest, while held by the U.S. Holder. Upon the sale, exchange, retirement or other taxable disposition of a Note, gain or loss will be recognized equal to the difference between (i) the amount of cash and fair market value of property received (excluding an amount attributable to accrued and unpaid stated interest not previously included in income, which will be taxed as ordinary income) and (ii) the U.S. Holder's tax basis in the Note. Except as described above with respect to Short-Term Notes and the OID, market discount and amortizable bond premium rules, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income, and the deductibility of capital losses of U.S. Holders is subject to limitations.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium on Notes and the proceeds of a sale of a Note made to U.S. Holders other than certain exempt recipients (such as corporations). A 30 percent backup withholding tax (subject to phased-in rate reductions) will apply to such payments if the holder fails to provide its taxpayer identification number or certification of its exempt status or fails to report in full dividend and interest income.

      The amount of accrued OID on Original Issue Discount Notes held of record by persons other than corporations and other exempt holders will be reported to the extent required by applicable law.

      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION


      The Notes are being offered on a continuing basis for sale by HEI, to or through the Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated, Janney Montgomery Scott LLC, U.S. Bancorp Piper Jaffray Inc. or one or more other Agents appointed from time to time by HEI pursuant to the terms of the Distribution Agreement relating to the offering of the Notes. The Agents, individually or in a syndicate, may purchase Notes, as principal, from HEI from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by HEI and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless the applicable pricing supplement states otherwise. HEI will pay a commission to each such Agent, ranging from .125 % to .750% of the principal amount of a Note, depending upon its Stated Maturity, sold through such Agent, as agent. The following table describes the potential proceeds HEI will receive if it sells all of the Notes but does not include expenses payable by HEI, which are estimated to be $240,000:


             Price to Public Agents' Commissions and Discounts       Proceeds to HEI
             --------------- --------------------------------- ----------------------------
Per Note....      100%                .125% to .750%                99.250% to 99.875%
Total.......  $300,000,000        $375,000 to $2,250,000       $297,750,000 to $299,625,000

      HEI may also sell the Notes directly to purchasers in those jurisdictions in which it is permitted to do so. No commission or discount will be payable by HEI on Notes sold directly by HEI.

      Any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from HEI as principal to certain dealers less a concession equal to all or any portion of the discount it received in connection with such purchase. Such Agent may allow, and such dealers may reallow, any portion of the discount received in connection with such purchase. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

      HEI reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly with HEI or through an Agent). Each Agent will have the right, in its discretion, reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

      Payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

      No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but no Agent is obligated to do so and the Agents may discontinue any such market-making activity at any time.

      In connection with an offering of Notes purchased by one or more Agents as principal on a fixed price basis, each such Agent will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If an Agent creates a short position in such Notes (i.e., if it sells Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), such Agent may reduce that short position by purchasing Notes in the open market.

      In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

      Neither HEI nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither HEI nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions once commenced will not be discontinued without notice.

      Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act. HEI has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. HEI has agreed to reimburse each of the Agents for certain other expenses.

      The Agents from time to time provide investment banking services to HEI and may from time to time engage in transactions with and perform other services for HEI in the ordinary course of business.

                               VALIDITY OF NOTES

      The validity of the Notes will be passed upon for HEI by Goodsill Anderson Quinn & Stifel LLP, Honolulu, Hawaii, and for the Agents by Pillsbury Winthrop LLP, New York, New York. The opinions of counsel will be delivered at the commencement date for HEI's Series D medium-term note program (and under certain circumstances at intervals thereafter) and will assume that each future issuance of the Notes complies with the Indenture and laws, agreements and instruments then binding on HEI. Goodsill Anderson Quinn & Stifel LLP will rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP, and Pillsbury Winthrop LLP will rely as to all matters of Hawaii law upon the opinion of Goodsill Anderson Quinn & Stifel LLP.

                                    EXPERTS

      The consolidated financial statements and schedules of HEI and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2001 consolidated financial statements and schedules refer to a change to the accounting method for derivative instruments and hedging activities.

================================================================================

                                 $300,000,000

                                     [LOGO]

                      Hawaiian Electric Industries, Inc.

                          Medium-Term Notes, Series D

                                ---------------
                                   PROSPECTUS
                                ---------------

                              Merrill Lynch & Co.

                             Goldman, Sachs & Co.

                             Robert W. Baird & Co.

                          Janney Montgomery Scott LLC

                        U.S. Bancorp Piper Jaffray Inc.

                                         , 2002

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution*

   Securities and Exchange Commission registration fee. $ 27,600
   Legal fees and expenses............................. $125,000
   Printing and engraving expenses..................... $ 24,000
   Accounting fees and expenses........................ $ 50,000
   Trustee fees and expenses........................... $  3,000**
   Blue Sky fees and expenses.......................... $  3,500
   Other............................................... $  6,900
                                                        --------
       Total........................................... $240,000

--------
*  All amounts other than the SEC registration fee are estimated.
** Does not include annual service fee.

ITEM 15.  Indemnification of Directors and Officers

      The Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in the performance of that person's duty to HEI, indemnification may be made only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other court having jurisdiction. The indemnification provisions in the Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

      At HEI's annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors. The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could among other things protect officers and directors from certain liabilities under the Securities Act of 1933. Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of HEI, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholder's derivative action. The agreements provide for indemnification against expenses (including attorneys' fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.

      Under a directors' and officers' liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

      Reference is made to Section 7 of the Distribution Agreement, which indemnifies HEI's directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

ITEM 16.  Exhibits

      The exhibits designated by an asterisk (*) have previously been filed and the exhibits designated by a double asterisk (**) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.



     *1    Form of Distribution Agreement between HEI and Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated, Janney Montgomery
             Scott LLC and U.S. Bancorp Piper Jaffray Inc., as Agents

      4(a) Indenture, dated as of October 15, 1988, between HEI and Citibank, N.A., as Trustee (previously filed as Exhibit 4(a) to Registration Statement on Form S-3, Registration No. 33-58820)

      4(b) First Supplemental Indenture dated as of June 1, 1993 between HEI and Citibank, N.A., as Trustee
             (previously filed as Exhibit 4(a) to HEI's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1993, File No. 1-8503)

      4(c) Second Supplemental Indenture dated as of April 1, 1999 between HEI and Citibank, N.A., as
             Trustee (previously filed as Exhibit 4.1 to HEI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 1-8503)

     *4(d) Form of Third Supplemental Indenture between HEI and Citibank, N.A., as Trustee

     *4(e) Form of Fixed Rate Note for issuance by HEI (included in Exhibit 4(d))

     *4(f) Form of Floating Rate Note for issuance by HEI (included in Exhibit 4(d))

     *5(a) Opinion of Goodsill Anderson Quinn & Stifel LLP (including consent)

     *5(b) Opinion of Pillsbury Winthrop LLP (including consent)

     12(a) Computation of Ratio of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to HEI's
             Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-8503)

   **12(b) Computation of Ratio of Earnings to Fixed Charges

   **23(a) Consent of KPMG LLP

    *23(b) Consent of Goodsill Anderson Quinn & Stifel LLP (included in Exhibit 5(a))

    *23(c) Consent of Pillsbury Winthrop LLP (included in Exhibit 5(b))

    *24    Power of Attorney

    *25    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939


ITEM 17.  Undertakings

      HEI hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by HEI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished by HEI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or the high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      HEI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of HEI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HEI pursuant to the provisions described under Item 15 above, or otherwise, HEI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HEI of expenses incurred or paid by a director, officer or controlling person of HEI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HEI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 31st day of July, 2002.



                                              HAWAIIAN ELECTRIC INDUSTRIES, INC.

                                              By       /s/ CURTIS Y. HARADA
                                                   -----------------------------
                                                         Curtis Y. Harada
                                                     Controller and Principal
                                                        Accounting Officer



      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



    Signatures                    Title                    Date
    ----------                    -----                    ----

ROBERT F. CLARKE*  Chairman, President, Chief          July 31, 2002
__________________   Executive Officer and Director
 Robert F. Clarke

ROBERT F. MOUGEOT* Financial Vice President, Treasurer July 31, 2002
__________________   and Chief Financial Officer
Robert F. Mougeot

CURTIS Y. HARADA*  Controller and Principal Accounting July 31, 2002
__________________   Officer
 Curtis Y. Harada

 DON E. CARROLL*   Director                            July 31, 2002
__________________
  Don E. Carroll

CONSTANCE H. LAU*  Director                            July 31, 2002
__________________
 Constance H. Lau

  VICTOR HAO LI*   Director                            July 31, 2002
__________________
  Victor Hao Li

 T. MICHAEL MAY*   Director                            July 31, 2002
__________________
  T. Michael May

  BILL D. MILLS*   Director                            July 31, 2002
__________________
  Bill D. Mills

A. MAURICE MYERS*  Director                            July 31, 2002
__________________
 A. Maurice Myers

 DIANE J. PLOTTS*  Director                            July 31, 2002
__________________
 Diane J. Plotts

 JAMES K. SCOTT*   Director                            July 31, 2002
__________________
  James K. Scott

               OSWALD K. STENDER*                 Director        July 31, 2002
_________________________________________________
                Oswald K. Stender

                KELVIN H. TAKETA*                 Director        July 31, 2002
_________________________________________________
                Kelvin H. Taketa

              JEFFREY N. WATANABE*                Director        July 31, 2002
_________________________________________________
               Jeffrey N. Watanabe

            *By /s/ CURTIS Y. HARADA                              July 31, 2002
_________________________________________________
                Curtis Y. Harada
For himself and as Attorney-in-Fact for the above
        mentioned officers and directors

                                 EXHIBIT INDEX


Exhibit
  No.                                            Description
-------  --------------------------------------------------------------------------------------------

   *1    Form of Distribution Agreement between HEI and Merrill Lynch, Pierce, Fenner & Smith
           Incorporated, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated, Janney
           Montgomery Scott LLC and U.S. Bancorp Piper Jaffray Inc., as Agents

    4(a) Indenture, dated as of October 15, 1988, between HEI and Citibank, N.A., as Trustee
           (previously filed as Exhibit 4(a) to Registration Statement on Form S-3,
           Regis. No. 33-58820)

    4(b) First Supplemental Indenture dated as of June 1, 1993 between HEI and Citibank, N.A., as
           Trustee (previously filed as Exhibit 4(a) to HEI's Quarterly Report on Form 10-Q for the
           quarter ended September 30, 1993, File No. 1-8503)

    4(c) Second Supplemental Indenture dated as of April 1, 1999 between HEI and Citibank, N.A., as
           Trustee (previously filed as Exhibit 4.1 to HEI's Quarterly Report on Form 10-Q for the
           quarter ended March 31, 1999, File No. 1-8503)

   *4(d) Form of Third Supplemental Indenture between HEI and Citibank, N.A., as Trustee

   *4(e) Form of Fixed Rate Note for issuance by HEI (included in Exhibit 4(d))

   *4(f) Form of Floating Rate Note for issuance by HEI (included in Exhibit 4(d))

   *5(a) Opinion of Goodsill Anderson Quinn & Stifel LLP (including consent)

   *5(b) Opinion of Pillsbury Winthrop LLP (including consent)

   12(a) Computation of Ratio of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to HEI's
           Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-8503)

 **12(b) Computation of Ratio of Earnings to Fixed Charges

 **23(a) Consent of KPMG LLP

  *23(b) Consent of Goodsill Anderson Quinn & Stifel LLP (included in Exhibit 5(a))

  *23(c) Consent of Pillsbury Winthrop LLP (included in Exhibit 5(b))

  *24    Power of Attorney

  *25    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939

--------

      The exhibits designated by an asterisk (*) have previously been filed and the exhibits designated by a double asterisk (**) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.